INFORMATION STATEMENT OF

                        EUROTRONICS HOLDINGS INCORPORATED
                              1095 East 2100 South
                           Salt Lake City, Utah 84106

I.  NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF SHAREHOLDERS

     This Information Statement is being furnished on behalf of the board of directors of Eurotronics Holdings Incorporated, a Utah corporation with principal offices at 1095 East 2100 South, Salt Lake City, Utah 84106 (the "Company"). The Company's telephone number is 801-487-0888. This Information Statement is being provided to inform all nonconsenting shareholders of the corporate actions that were approved by the holders of a majority of the Company's capital stock.

     On July 30, 1996, holders of 2,996,824 of the Company's 4,420,336 then-outstanding shares of common stock, par value $0.0001 ("Common Stock"), gave written consent to several corporate actions. Pursuant to ss.16-10a-704 of the Utah Revised Business Corporation Act, this written consent was obtained in lieu of a shareholders meeting. The actions taken by means of the written consent consisted of the following:

     (a) The shareholders approved an Agreement for the Exchange of Stock entered by and among the Company, InterConnect West, Inc., a Utah corporation ("InterConnect"), and the sole shareholder of InterConnect, Mark Tolman, whereby the Company will acquire InterConnect as a wholly-owned subsidiary in exchange for the Company's issuance of 194,936,834 shares of its Common Stock. The Agreement was executed on July 16, 1996 and was made effective July 30, 1996. The shares to be issued pursuant to the Agreement shall be issued prior to a reverse stock split also approved by the shareholders and described more fully below.

     (b) The shareholders authorized the Company to amend its Articles of Incorporation by changing the Company's name to "Access Market Square, Inc."

     (c) The shareholders approved a 1-for-10 reverse stock split of the Company's issued and outstanding Common Stock. This reverse split will reduce the number of issued and outstanding shares to one-tenth the number before the split, but the number of authorized shares of Common Stock will remain unchanged.

     (d) The shareholders approved, adopted and ratified the appointments of Mark Tolman, Michael Brodsky and Pat Gallegos as members of the Company's board of directors.

For more information on each of the actions approved by the shareholders, see "Actions Taken Pursuant to the Written Consent" below.

     These actions were approved by holders of a majority of the Common Stock outstanding on July 30, 1996 and their written consent shall be effective once proper notice of these actions has been delivered to all nonconsenting shareholders. The Company is sending this Information Statement to all shareholders of record as of December 26, 1996 ("Record Shareholders") and we will begin mailing these materials on December 30, 1996. The effective date for these corporate actions will be January 20, 1997. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

II.  ACTIONS TAKEN PURSUANT TO THE WRITTEN CONSENT

  A.  Approval of Acquisition of InterConnect West

     On July 16, 1996, the Company executed an Agreement of Exchange of Stock (the "Agreement") with InterConnect and InterConnect's sole shareholder, Mark Tolman. The Agreement was made effective July 30, 1996. Pursuant to the Agreement, the Company will acquire 100% of InterConnect's outstanding capital stock, making InterConnect its wholly-owned subsidiary. The acquisition was structured as a tax-free exchange of stock under the Internal Revenue Code of 1986, as amended.

     InterConnect is the developer of Access Market Square, an electronic shopping mall on the World Wide Web. InterConnect designs web pages, known as storefronts, for businesses interested in advertising and marketing their products and services via the Internet. Through Access Market Square, Internet users can browse through a business entity's catalog and place orders electronically. Hundreds of businesses currently have storefronts in Access Market Square and those storefronts are visited over 60,000 times daily. The median cost for a storefront on Access Market Square is approximately $2,500 per year. InterConnect's principal offices are located at 1095 East 2100 South, Salt Lake City, Utah 84106. InterConnect's telephone number is 801-487-0888.

     In exchange for the acquisition of InterConnect, the Company agreed to issue shares of Common Stock to James Tilton, Canton Financial Services Corporation, a Nevada corporation ("CFSC"), and Mark Tolman. Mr. Tilton, the Company's former president and director, will receive a quantity of Common Stock equaling 10% of the issued and outstanding Common Stock on the date the
Agreement was executed. Based on the 4,420,336 shares of Common Stock outstanding on July 16, 1996, Mr. Tilton will receive 442,034 shares of Common Stock. The shares to be issued to Mr. Tilton under the Agreement are consideration for services rendered by Mr. Tilton in the negotiation of the Agreement. The resale of these shares is restricted pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933 (the "Act").

     CFSC, who has served as a financial consultant to the Company since April 1995, will be issued shares of Common Stock as a finder's fee for introducing the Company to InterConnect and for financial services CFSC rendered to the Company in connection with the Agreement. CFSC will receive a quantity of shares equaling 7.5% of the total outstanding Common Stock after the Agreement is effective, which will equal 19,449,480 shares of Common Stock. All such shares will be issued pursuant to ss.4(2) of the Act and restricted as to resale under Rule 144. According to the Agreement, CFSC shall also receive a future payment of $100,000 payable at the Company's option in either cash or Common Stock.

     Finally, the Company will issue to Mark Tolman a quantity of shares equaling 90% of its total issued and outstanding Common Stock after the Agreement is effective. Mr. Tolman, the sole shareholder of InterConnect, shall receive these shares as consideration for his transfer of 100% of InterConnect's capital stock to the Company. Tolman will receive 175,045,320 shares of Common Stock, all of which shall be restricted pursuant to Rule 144.

     On July 16, 1996, the day the Company signed the Agreement, it also released a public announcement of the Agreement's consummation and its key terms. The high and low sale prices of the Company's Common Stock on the day preceding this announcement, as quoted on the Over-the-Counter Bulletin Board under the symbol "EUHI," were $0.63 and $0.13 respectively.

     There were 4,420,336 shares of Common Stock issued and outstanding on the date of the Agreement. The Company will issue an additional aggregate amount of 194,936,834 shares under the Agreement with InterConnect, such shares to be issued on or after January 20, 1997. Thus, the ownership interest of the Company's current shareholders will be reduced to 2.5% of the total outstanding Common Stock as a result of this acquisition.

     On July 30, 1996, a majority of the Company's shareholders consented to, approved and ratified the Agreement with InterConnect and Mr. Tolman pursuant to a written consent executed in lieu of a shareholders meeting. Of the 4,420,336 shares issued and outstanding on that date, shareholders owning 2,996,824 shares, or 67% of the outstanding Common Stock, voted to approve this acquisition. There are no state regulatory requirements that must be complied with prior to the transaction becoming effective. Accordingly, the acquisition of InterConnect has been effected under state law and shall be effective under federal law when this Information Statement has been properly disseminated to all Record Shareholders who have not already approved the transaction. The Common Stock to be issued pursuant to the Agreement shall be issued once the Agreement is effective.

B. Approval of Amendment to Company's Articles of Incorporation Effecting Name Change

     The Company does not have any current operations of its own. However, through its new subsidiary InterConnect, the Company will focus its operations on Internet-related marketing services. For more information on these operations see "Section VII - Management's Discussion and Analysis." The Company's board of directors has recommended that the Company change its name from Eurotronics Holdings Incorporated to Access Market Square, Inc. to reflect the Company's indirect ownership of Access Market Square, an existing electronic shopping mall. The change will allow the Company to capitalize on the name recognition associated with Access Market Square.

     On July 30, 1996, a majority of the Company's shareholders consented to an amendment to the Company's Articles of Incorporation changing the Company's name to Access Market Square, Inc. Of the 4,420,336 shares issued and outstanding on that date, shareholders owning 2,996,824 shares, or 67% of the outstanding
Common Stock, voted to approve this name change. This name change will be effective January 20, 1997.

C. Approval of 1-for-10 Reverse Stock Split

     By unanimous resolution effective July 30, the Company's board of directors recommended that the Company effect a 1-for-10 reverse stock split of the Company's issued and outstanding Common Stock. On the same day, 2,996,824 of the 4,420,336 shares of issued and outstanding Common Stock voted to approve the reverse stock split. The reverse split will be effective on January 20, 1997. No tax consequences shall result from the reverse split.

     The reverse split will decrease the number of issued and outstanding shares of Common Stock to ten percent (10%) of its level prior to the reverse split. For every 10 shares of Common Stock now owned, the Company's shareholders shall receive one share of post-reverse Common Stock. All fractional shares that result from the reverse split shall be rounded up to one whole share. The number of shares which the Company is authorized to issue (200,000,000) shall not change as a result of the reverse split. Therefore, the number of shares of Common Stock that remain authorized but unissued after the reverse split shall increase to 180,064,283 from the 642,830 shares that will be authorized but unissued prior to the reverse split.

     The restricted shares that are to be issued to James Tilton, Canton Financial Services Corporation and Mark Tolman under the InterConnect West Agreement shall be issued prior to the reverse stock split. Accordingly, the shares that each is entitled to receive shall be reduced to 10% of the figures which appear in Subsection A above.

     The board of directors recommended the reverse stock split because they believed that the number of issued and outstanding shares of Common Stock was disproportionately large compared to the Company's revenue, net income and net worth. Moreover, after the InterConnect acquisition becomes effective, nearly all of the authorized shares of Common Stock will be issued and outstanding. As approved by the shareholders, the reverse stock split will increase the authorized number of shares of Common Stock which the Company has available to issue. The reverse split will allow the Company to issue Common Stock to make further acquisitions or to expand operations. Such future issuances of stock would dilute the ownership interest of the Company's current shareholders.

D. Shareholder Ratification of Officers and Directors

     The Company underwent a change of control as a result of the July 16, 1996 Agreement executed by the Company, InterConnect, and Mark Tolman. On July 17, 1996, the Company's board of directors appointed Mark Tolman as a director of the Company, Pat Gallegos as the Company's vice president and director, and Michael Brodsky as the Company's secretary-treasurer and director. James Tilton, who was the Company's only officer and director prior to these appointments, then resigned from his positions as president and director. Mr. Tilton resigned for personal reasons without any disagreements with the Company or its management. Upon the resignation of Mr. Tilton, the remaining directors appointed Mark Tolman as the Company's president. The appointment of Mr. Tolman was based on his familiarity with InterConnect's operations and the controlling interest in the Company he will receive when the agreement with InterConnect becomes effective.

     On July 30, 1996, a majority of the Company's shareholders ratified the appointments of Mark Tolman, Pat Gallegos and Michael Brodsky to their respective positions as officers and directors. Of the 4,420,336 shares issued and outstanding on that date, shareholders owning 2,996,824 shares, or 67% of the outstanding Common Stock, voted to ratify these appointments. These appointments are already effective and shall continue until the next annual meeting of shareholders or until the resignation or proper removal of these individuals as officers and directors of the Company.

III.  DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

 Name                         Age               Position(s) and Office(s)

Mark Tolman                   44                President and Director
Pat Gallegos                  50                Vice President and Director
Michael Brodsky               49                Secretary-Treasurer and Director

     Mark Tolman was appointed as the Company's president and director on July 17, 1996. Mr. Tolman founded InterConnect in early 1994, and currently serves as its president, chief executive officer and chairman of the board. Prior to his affiliation with InterConnect, Mr. Tolman was the manager of management information systems for Evans and Sutherland Computer Corporation. Mr. Tolman spent 14 years with Evans and Sutherland.

     Pat Gallegos was appointed as the Company's vice president and director on July 17, 1996. In addition to his affiliation with the Company, Mr. Gallegos works as the director of human resources for Evans and Sutherland Computer Corporation. Mr. Gallegos has served in this latter capacity for approximately 20 years.

     Michael Brodsky was appointed as the Company's secretary-treasurer and director on July 17, 1996. From 1983 to 1994, Mr. Brodsky was a consultant for Ryland Homes. In 1994, Mr. Brodsky founded the Hamlet Companies, a collection of residential development firms that specialize in home building and environmental planning. In addition to his capacity with the Company, Mr. Brodsky serves as chief executive officer of the Hamlet Companies.

IV.  COMPENSATION TABLE

     The Company has not established any compensation structure for its executive officers or directors. Nor have any stock options or stock appreciation rights ("SARs") regarding the Company's Common Stock ever been granted to or exercised by any employee of the Company. The compensation below discloses the number and value of restricted shares of Common Stock that will be issued to James Tilton as a result of services rendered by Mr. Tilton under the Agreement with InterConnect.
                                                                Number of
                                                           Restricted Shares of
    Name and Position                    Dollar Value  Common Stock to be Issued
James Tilton, Former President and CEO     183,444*                442,034

____________________________________
* The dollar value appearing above was determined by taking the number of restricted shares received by Mr. Tilton pursuant to the Agreement and multiplying them by the closing price of the Company's Common Stock on the date of the Agreement. The closing price for the Company's Common Stock on July 16, 1996 was $0.415. There is, however, no market for restricted shares of the Company's Common Stock and the numbers above therefore may not reflect the actual value of the shares received by Mr. Tilton.

V.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of Common Stock as of December 13, 1996. The table discloses each entity known to the Company to be the beneficial owner of more than 5 percent of the issued and outstanding Common Stock and the stock holdings of all the Company's directors and officers. Currently, Michael Brodsky is the only officer or director who owns any Common Stock. However, as disclosed above, Mark Tolman will be issued 175,045,320 pre-reverse shares of Common Stock (approximately 90% of the total shares then to be issued and outstanding) when the Agreement with InterConnect becomes effective on January 20, 1997. None of the other officers or directors will receive any Common Stock as a result of the Agreement.
Additionally, Canton Financial Services Corporation will receive 19,449,480 shares of Common Stock (approximately 7.5% of the total shares issued and outstanding) as a finder's fee, once the Agreement is effective.

                     Name and Address           Amount and Nature of     Percent
Title of Class       of Beneficial Owner       Beneficial Ownership     of class

Common Stock         Michael Brodsky                  100,000*              2.2%
                     1095 East 2100 South
                     Salt Lake City, Utah 84106

Common Stock         A-Z Professional Consultants, Inc. 824,129            18.2%
                     268 West 400 South, Suite 300
                     Salt Lake City, UT 84101

Common Stock         BRIA Communications Corporation    566,038            12.5%
                     268 West 400 South, Suite 300
                     Salt Lake City, Utah 84101

Common Stock         CEA Labs, Inc.                     677,149            15%
                     400 North Woodlawn, Suite 18
                     Wichita, Kansas 67208

Common Stock         Tianrong Building Material
                      Holdings Ltd.                     677,149            15%
                     82-66 Austin Street
                     Kew Gardens, NY 11415

Common Stock         Richard Surber                     418,600            9.3%
                     268 West 400 South, Suite 300
                     Salt Lake City, Utah 84101

_________________________________
* These shares were issued to Mr. Brodsky as full payment of a $30,000 working capital loan Mr. Brodsky previously made to InterConnect. At the time that the loan was made, Mr. Brodsky was not a director or officer of either the Company or InterConnect.

VI. BUSINESS OF ISSUER

     The Company was originally incorporated on July 7, 1982 as Hamilton Exploration Co., Inc. to engage in the investigation, acquisition, exploration, development and mining of mineral properties. These activities were pursued by the Company until December 1989 at which time the Company ceased all active operations. From December 1989 to December 1995 the Company did not engage in operations of any type. In December 1995, the Company executed an Agreement and Plan of Exchange (the "Exchange Agreement") with Eurotronics International Incorporated, a Nevada corporation ("EII"). Pursuant to the Exchange Agreement, the Company acquired EII as a wholly-owned subsidiary. Through EII, the Company was to design computer software systems. Pursuant to this acquisition, the Company assumed its current name, Eurotronics Holdings Incorporated.

     On May 8, 1996, the Company, EII and the shareholders of EII executed a Rescission of Agreement and Release of All Claims (the "Rescission Agreement"). The Rescission Agreement was made effective as of December 20, 1996, thereby unwinding the acquisition of EII from the beginning. Under the Rescission Agreement, the Company returned all shares of stock in EII that it had acquired from EII's shareholders. The shareholders of EII were required to return all shares of the Company's Common Stock that they had acquired pursuant to the Exchange Agreement. Both the Company and EII also mutually agreed to release the other from any and all claims they may have had against the other stemming from the Exchange Agreement. The decision to rescind the Exchange Agreement was reached because EII had not been able to obtain audited financial statements as required by the Exchange Agreement and neither the Company nor EII had the financial resources to continue to wait for these documents.

     From May 8, 1996 to July 17, 1996, the Company resumed its status as a public shell corporation available for merger, acquisition or takeover. As discussed in "Section II - Actions Taken Pursuant to Written Consent," the Company acquired all shares of InterConnect pursuant to the July 16, 1996 Agreement. The Company does not currently have any operations of its own. However, through InterConnect, the Company operates an electronic shopping mall on the World Wide Web. Known as Access Market Square, InterConnect's electronic mall allows businesses to promote and sell their products over the Internet. InterConnect designs and programs individual web pages, known as storefronts, for its clients. A storefront is the equivalent of an electronic catalog, containing information and advertising related to the vendor's products. Access Market Square's web address is http://www.icw.com.

     InterConnect currently employs five individuals, including two programmers and a sales representative. InterConnect's sales representative seeks out potential clients for its storefronts through a combination of cold calls and leads generated through general advertising. Once a client is retained,
InterConnect's programmers design a storefront based on the client's specifications. Currently, most of InterConnect's customers are located in the Rocky Mountain region. However, the Company is attempting to implement a marketing plan which will greatly increase the size and geographic scope of InterConnect's operations. See "Section VII - Management's Discussion and Analysis." InterConnect also intends to increase the size of its current professional staff as its client base expands.

     The market for Internet mall service providers is very competitive. InterConnect's competitors are comprised mostly of small firms who offer services and prices similar to those of InterConnect. However, several large and well established companies, such as IBM and Microsoft, have begun to enter this market. InterConnect competes in this industry based on its status, reputation and longevity. Access Market Square is one of the oldest Internet malls in existence, and in the Company's opinion is relatively well-known. Accordingly, it experiences a large amount of traffic from Internet users. InterConnect is able to market this exposure opportunity to potential clients.

     Neither the Company nor InterConnect currently owns any real property, and neither has any plans to acquire any real property.

VII. MANAGEMENT'S DISCUSSION AND ANALYSIS

     The Company conducts all of its operations through InterConnect and has no other operations. An understanding of the Company's financial condition is therefore not possible without reference to the operations and financial condition of InterConnect. Accordingly, even though the Agreement with InterConnect is not yet effective for purposes of the Securities Exchange Act of 1934, the following discussion treats InterConnect as a consolidated subsidiary.

     The Company's present focus is to increase InterConnect's revenues by expanding InterConnect's operations. Pursuant to this objective, the Company is attempting to implement an aggressive marketing plan. Beginning in late 1996, InterConnect intends to hire two sales professionals to augment its current staff of five. If hired, these employees will be responsible for making sales calls to targeted businesses. They will also receive incoming sales calls from leads generated by Access Market Square's printed and online advertising. The Company also intends to hire a marketing professional to work with pricing, advertising, product definition and other key marketing tenets.

     To complement its current and anticipated future telemarketing, the Company intends to employ a direct mailing campaign. This will consist of postage cards to be disseminated to approximately 20,000 individuals per month. This advertising will be targeted to individuals who seek programming and graphic art work in connection with the development of a personal web page. The goal of this direct mail marketing plan is to generate leads for the sale of Access Market Square storefronts. The Company is also planning to conduct a series of seminars to be held throughout North America during the next fiscal year. The goal of the seminars is two-fold. First, the Company will conduct face to face marketing of its storefronts to business entities suitable to market products and services via Access Market Square. Second, the Company will market business opportunities to individuals interested in selling Access Market Square storefronts on behalf of InterConnect. InterConnect has been involved in these seminars in the past and found them very lucrative.

     The Company hopes to implement this marketing plan as a means of increasing InterConnect's revenues and market penetration. The Company has estimated the annual cost of this new marketing plan at approximately $1,408,000. This amount greatly exceeds the $67,825 in expenses which InterConnect incurred during the 1995 fiscal year, and will therefore put increased strain on InterConnect's liquidity. However, the Company believes that such expenditures will result in revenues for InterConnect that greatly exceed those of 1995. Therefore, the Company has estimated that much of the cash flow necessary to implement the marketing plan can be generated through revenues. These estimates are based on a business plan formulated by the Company's management. The Company is currently investigating additional methods of potential financing, including a potential future private offering of debt securities and/or a public or private offering of its Common Stock. No material steps toward obtaining such financing have been taken and the Company can provide no assurances that InterConnect's revenues will be sufficient to cover its marketing costs or that other means of raising capital will be available to InterConnect.

     The Company anticipates spending an additional $50,000 on computer equipment and Internet connection fees to improve its current facilities. The Company believes that these capital expenditures are necessary for InterConnect to maintain its current service level in light of anticipated increases in the scope of InterConnect's operations. Management believes that the cash needed for this equipment can also be generated through InterConnect's revenues or through an offering of the Company's securities.

Results of Operations

     The results of operations set forth below compare the consolidated financial results of the Company and InterConnect with the financial results of InterConnect for the preceding fiscal year.

     Gross revenues for the nine months ended September 30, 1996 were $253,762 compared to $81,999 for the same period in 1995. During the three months ended September 30, gross revenue was $84,560 for 1996 and $63,020 for 1995.

     Costs of revenues increased from $46,568 during the first nine months of 1995 to $98,713 for the same period in 1996. Costs of revenues for the third quarter in 1996 were $29,165 compared to 31,133 for the same period in 1995.

     Gross profit was $154,059 for the nine months ended September 30, 1996 and $35,431 for the quarter ended the same date. Gross profit as a percentage of revenues was 60.1% and 43.2%, respectively. Selling, general, and administrative expenses were $170,337 from January 1 through September 30, 1995 and $32,312 for the comparable period in 1996. For the quarter ended September 30, selling, general, and administrative expenses were $22,029 for 1995 and $125,973 for 1996.

     Net loss was $16,328 during the nine months ended September 30, 1996 compared to a net profit of $3,119 during the comparable period in 1995. For the quarter ended September, the Company recorded a net loss in the amount of $70,578 in 1996 compared to a net profit of $9,858 in 1995. This is primarily attributable to a one-time expense of $100,000 related to the Company's acquisition of InterConnect which is payable in Common Stock, but for which no Common Stock has yet been issued.

Capital Resources and Liquidity

     The Company had a net working  capital  deficit of $18,269 as of  September
30, 1996 compared to a working capital deficit of $16,717 at the end of September 1995. The main reason behind this working capital decrease is an increase in accrued expenses from operations.

     Net stockholders' equity in the Company was $126,518 at the end of December 1995, as compared to a deficit of $126,518 as of September 30, 1996. This decrease is primarily due to the acquisition of InterConnect.

VII. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock began trading on the OTC Bulletin Board on November 15, 1995 under the symbol "HMLD." In December 1995, the symbol changed to EUHI to reflect the change in the Company's name. The table set forth below lists the range of high and low bids of the Company's Common Stock as reported by NASDAQ for each quarter subsequent to the time trading commenced on November 15, 1995 through the end of the second quarter of 1996. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

     Calendar Year       Quarter                          High           Low
     1995                Fourth (partial period)         .4375           .25
     1996                First                             .75           .25
                         Second                            .75           .13
                         Third                            1.31           .13
                         Fourth                           1.31           .28


     As of December 13, 1996, there were approximately 571 holders of record of the Company's Common Stock.

Dividends

     The Company has not declared any dividends on its Common Stock during the last two fiscal years. There are no restrictions that limit the Company's ability to pay dividends, other than those generally imposed by applicable state law. The future payment of dividends, if any, on the Common Stock is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. The Company does not anticipate the payment of future dividends.

VIII. LEGAL PROCEEDINGS

     The Company is not currently a party to any pending legal proceedings.


                       By order of the board of directors,


                            /s/ Mark A. Tolman
                            -------------------------
                            Mark A. Tolman, President

Salt Lake City, Utah
December 23, 1996

                        INDEX TO EXHIBITS

Exhibit Letter             Description                            Page Number

          A    Eurotronics    Holdings    Incorporated    audited     A-1
               financial  statements  for fiscal  year ended
               December 31, 1995.

          B    InterConnect    West,   Inc.   audited   financial     B-1
               statements for fiscal year ended December 31, 1995.

          C    Eurotronics   Holdings   Incorporated    unaudited     C-1
               financial  statements  for  fiscal  quarter  ended
               September 30, 1996.

          D    InterConnect   West,  Inc.   unaudited   financial      **
               statements for fiscal quarter ended  September 30,
               1996


** The acquisition of InterConnect was accounted for as a reverse merger because the shareholders of InterConnect obtained control of the acquiring Eurotronics Holdings. Eurotronics Holdings, therefore, prepared financial statements which exactly reflect the operations of its subsidiary InterConnect. Since the quarterly financial statements of the two companies are identical, the Company has included this information only once.